Exhibit 99.1

LBT Announces Launch of its Latest Asset Tracking Device, the PF886, with a Contract Valued at $880,000

IRVINE, Calif.--(BUSINESS WIRE)--Location Based Technologies Inc. (OTCBB:LBAS), a leading service provider of consumer and commercial powered and unpowered mobile asset tracking solutions, continues to expand its product line by announcing their new PF-886. Designed to meet the demanding business and governmental applications and to work in the harshest environments, the PF 886 is a dedicated A-GPS device for customers who need the ability to track and manage highly mobile assets from the office or while actively in the field. The device comes with a 2, 3 or 4 wire option that delivers a broad array of features and functionality to meet the diverse requirements of today’s business environment or it can be used un-tethered for extended periods of time. The device itself is a mere 4.25 inches by 2.2 inches and weighs only 5.7 ozs.

“The PF 886 is a rugged and cost effective solution that can perform for up to three weeks without being connected to a power source,” stated Dave Morse, CEO of Location Based Technologies. “The battery life is far better than anything in its class and our test customers tell us that the A-GPS sensitivity exceeds the performance of other GPS devices. We are excited to bring this new device to market with a 'first order' of $880,000 from a world recognized Fortune 50 company.”

Location Based Technologies launched its business solutions www.locationbasedtech.com website and interface in July of this year. Since that time, LBT has seen a continued acceleration of commercial business growth adding new small to medium sized businesses each day to its platform. “As more and more businesses are experiencing the value in tracking not only vehicles but other mobile assets, we knew the development of the PF 886 was the logical next step in continuing to deliver solutions that meet the needs of our customers,” stated Gregory Gaines, CMSO of Location Based Technologies. The PF 886 is a rugged, cost effective and powerful device which is fully compatible with other Location Based Technologies’ mobile solutions. When accessed by LBT’s easy-to-use End User interface or its intuitive App based functionality, this mobile solution increases operational visibility and improves an organization’s mobile resource efficiency while lowering costs. System management and reporting capability also comes with the solution package.

The platform solution can be accessed and managed via an office computer or in the field through an intuitive mobile application. Each device icon is displayed on the interface dashboard and conveys critical information about the device’s current location as well as its speed, heading and altitude. A device’s location history is stored for 90 days and can be easily accessed through the “History” tab and users can create geo-fences (or “zones”) so that they receive email or text alerts when a device enters or exits a particular area.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge A-GPS location devices and customizable services that incorporates patented, proprietary technologies designed to enhance and enrich the way businesses and families stay connected in our global and highly mobile environment. Visit the website, www.locationbasedtech.com, for more information on commercial asset and vehicle tracking solutions and www.pocketfinder.com for personal, pet and vehicle locator devices from the PocketFinder family of products.

Connect with us on Facebook: http://www.facebook.com/PocketFinder

Follow us on Twitter: https://twitter.com/#!/PocketFinderGPS

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Contacts

Investor Relations:
Vision Advisors
Terry McGovern, 415-902-3001
mcgovern@visionadvisors.net